Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) (File No. 333-237889), as amended by this Amendment No. 1, and related Prospectus of Blue Apron Holdings, Inc. for the registration of class A common stock, preferred stock, warrants or debt securities and to the incorporation by reference therein of our report dated February 18, 2020, with respect to the consolidated financial statements of Blue Apron Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

July 21, 2020